 Exhibit 99.1

Investor News	NYSE:PEG

For further information, contact:

▶	Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
▶	Greg McLaughlin, Sr. Investor Relations Analyst	Phone: 973-430-6568
▶	Yaeni Kim, Sr. Investor Relations Analyst	Phone: 973-430-6596

PSEG POWER ANNOUNCES EXCHANGE OFFER

(August 10, 2009—Newark, NJ) – PSEG Power LLC (“PSEG Power”), a wholly-owned subsidiary of Public Service Enterprise Group Incorporated (NYSE: PEG), announced today that it has commenced an offer to eligible holders to exchange any and all of the outstanding 8.50% Senior Notes due 2011 (the “Energy Holdings notes”) of its affiliate, PSEG Energy Holdings, L.L.C. (“Energy Holdings”), held by them for newly-issued PSEG Power Senior Notes due 2016 (the “Power notes”), fully and unconditionally guaranteed by PSEG Power’s three principal operating subsidiaries (the “subsidiary guarantees”), plus a cash payment plus a cash early participation payment, if eligible, in each case, as further described below.

The complete terms and conditions of the exchange offer are set forth in a confidential offering memorandum and consent solicitation statement dated August 10, 2009 and the related letter of transmittal and consent. The following is a brief summary of certain key elements of the exchange offer:

•	The exchange offer will expire at midnight, New York City time, on September 4, 2009, unless extended or earlier terminated (the “expiration date”).

•	The “total exchange consideration” will be, for each $1,000 principal amount of Energy Holdings notes tendered and accepted, $1,070.00 of consideration comprised of:

✓	$802.50 principal amount of Power notes, plus
✓	a cash payment equal to $237.50, plus
✓	a cash “early participation payment” equal to $30.00.

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Eligible holders who validly tender and who do not validly withdraw Energy Holdings notes at or prior to 5:00 p.m., New York City time, on August 20, 2009, unless extended (the “early participation payment date”), and whose tenders are accepted for exchange by PSEG Power, will receive the total exchange consideration.

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Eligible holders who validly tender Energy Holdings notes after the early participation date but at or prior to the expiration date, and whose tenders are accepted for exchange by PSEG Power, will receive the total exchange consideration minus the early participation payment.

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Tenders of Energy Holdings notes in the exchange offer may be validly withdrawn at any time at or prior to the early participation date provided that PSEG Power may extend the early participation date without extending the deadline by which Energy Holdings notes tendered in the Exchange Offer may be validly withdrawn, unless required by law. Energy Holdings notes tendered after the early participation date may not be withdrawn, except where additional withdrawal rights are required by law (as determined by PSEG Power in its sole discretion).

•

Consummation of the exchange offer is subject to a number of conditions, including the absence of certain adverse legal and market developments and the receipt of sufficient consents to adopt the amendments to the indenture under which the Energy Holdings Notes were issued as described below.

•	The Power notes will mature on September 15, 2016 and will bear interest at a fixed annual rate, which will be determined at 9:00 a.m., New York City time, on August 21, 2009.

•	Neither PSEG Power nor Energy Holdings will receive any cash proceeds from the exchange offer.

If and when issued, the Power notes and the subsidiary guarantees will not have been registered under the Securities Act of 1933 or any state securities laws. The Power notes and subsidiary guarantees may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. PSEG Power will enter into a registration rights agreement with respect to the Power notes.

The exchange offer is only made, and copies of the exchange offer documents will only be made available, to a holder of Energy Holdings notes who has certified in an eligibility letter certain matters to PSEG Power, including its status as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 or that it is a person other than a “U.S. person” as defined in Rule 902 under the Securities Act of 1933.

Eligible holders who exchange their Energy Holdings notes for Power notes will be deemed to have consented to the adoption of certain amendments to the indenture under which the Energy Holdings notes were issued, as described in the confidential offering memorandum and consent solicitation statement. The consent of the holders of a majority in aggregate principal amount of the outstanding Energy Holdings notes is required to adopt the proposed amendments.

This press release does not constitute an offer or an invitation by PSEG Power to participate in the exchange offer in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this press release about our and our subsidiaries’ future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	Adverse changes in energy industry, law, policies and regulation, including market structures and rules, and reliability standards.

•	Any inability of our energy transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators.
•	Changes in federal and/or state environmental regulations that could increase our costs or limit operations of our generating units.
•	Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.
•	Actions or activities at one of our nuclear units that might adversely affect our ability to continue to operate that unit or other units at the same site.
•	Any inability to balance our energy obligations, available supply and trading risks.
•	Any deterioration in our credit quality.
•	Availability of capital and credit at reasonable pricing terms and our ability to meet cash needs.
•	Any inability to realize anticipated tax benefits or retain tax credits.
•	Increases in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.
•	Delays or cost escalations in our construction and development activities.
•	Adverse investment performance of our decommissioning and defined benefit plan trust funds and changes in discount rates and funding requirements.
•	Changes in technology and/or increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. Forward-looking statements made herein only apply as of this date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.